Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Time-based Restricted Stock Award Agreement dated April 1, 2016 of our reports dated May 27, 2016, with respect to the consolidated financial statements and schedule of Triumph Group, Inc. and the effectiveness of internal control over financial reporting of Triumph Group, Inc. included in its Annual Report (10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 27, 2016